                                                                   EXHIBIT 10.17

                             EMPLOYMENT AGREEMENT

          This Employment Agreement (this "Agreement") is entered into as of June 28, 2000 ("Effective Date") between XCEL MANAGEMENT, INC., a Utah corporation with its principal offices located at 1101 Broadway Plaza, Tacoma, Washington 98402 (the "Company"), and William G. Hargin, a resident of Washington (the "Employee").

     In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

     1.   Position. During the term of this Agreement, the Company will employ
          --------
the Employee, and the Employee will serve the Company in the capacity of Executive Vice President of Marketing, with a transition to President on or before October 1, 2000. The Employee will report directly to John P. Gorst, the Company's Chief Executive Officer and Chairman.

     2.   Duties. The Employee will perform duties described in Exhibit "2,"
          ------
attached to this Agreement and incorporated by this reference, together with such additional duties assigned by the Chief Executive Officer or Board of Directors.

     3.   Exclusive Service. The Employee will devote substantially all his
          -----------------
working time and efforts to the business and affairs of the Company. The foregoing shall not, however, preclude the Employee: (a) from engaging in appropriate civic, charitable or religious activities; (b) from serving on the boards of directors of other entities, with the consent of the Company, which consent shall not be unreasonably withheld; or (c) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with the Employee's responsibilities to the Company.

     4.   Term of Agreement.
          -----------------

          4.1  Initial Term. The Company agrees to continue the Employee's
               ------------
employment, and the Employee agrees to remain in the employ of the Company, pursuant to the terms of this Agreement for a period of three (3) years after the Effective Date, unless the Employee's employment is earlier terminated pursuant to the provisions of this Agreement.

          4.2  Renewal. The term of this Agreement shall be extended
               -------
automatically, without further action of either party, as of three (3) years after the Effective Date and on each succeeding anniversary of that date, for terms of one (1) year, unless on or before ninety (90) days prior to the last day of the term of this Agreement or any extension thereof, the Company or the Employee shall notify the other in writing of its intention not to renew this Agreement, in which case the Employee's employment shall terminate at the end of the original term or any extension thereof. If either party notifies the other of its intention not to renew this Agreement less than ninety (90) days prior to the end of the term of this Agreement or any extension thereof, then such termination shall be effective ninety (90) days from such notice. No notice of non-renewal may be given by either party after a renewal term has commenced. Any such renewal shall be upon such terms and conditions set forth in this Agreement, unless otherwise agreed between the Company and the Employee. The notice of non-renewal by either party shall in no way constitute a breach of this Agreement.

     5.   Compensation and Benefits.
          -------------------------

          5.1  Base Salary. During the Employment Period, the Company will pay
               -----------
Employee the compensation set forth in Exhibit 1 hereto, and will be payable as earned in accordance with the Company's customary payroll practice.

          5.2  Additional Benefits. The Employee will be eligible to participate
               -------------------
in the Company's employee benefit plans of general application, including without limitation pension and profit-sharing plans, 401k program, stock option, incentive or other bonus plans, life, health, disability, accident, vision and dental insurance programs, paid vacations and sabbatical leave plans, and similar plans or programs, in accordance with the rules established for individual participation in any such plan. The Employee will also be entitled to reasonable holidays and illness days with full pay in accordance with the Company's policy from time to time in effect. The Employee will be entitled to the same benefits extended to members of the senior executive staff of the Company, including but not limited to vacation accrual. Additional benefits are set forth in Exhibit 1 hereto.

          5.3  Additional Stock Options. On the Effective Date, the Employee
               ------------------------
shall be granted a compensatory stock option for 150,000, shares of the Company's restricted Common Stock at an exercise price per share of $6.00 (the "Initial Option").

          (a)  The Initial Option. The Initial Option shall be vested as to
               ------------------
25,000 shares on the Effective Date. As to the remaining 125,000 shares and provided the Employee continues to be engaged under this Agreement on each of the vesting dates, the remainder of the Initial Option shall vest in the following manner: 25,000 shares on the one year anniversary of the Effective Date (June 28, 2001), and thereafter 1/24 of the remaining shares subject to the Initial Option each month the Employee continues to be engaged under this Agreement. The Initial Option shall be fully vested on the third anniversary of the Effective Date.

          (b) The Initial Option cannot be transferred by the Employee except in the event of his death, and must be exercised by the Employee (or in the event of his death, by his estate or such other designee) within ten (10) years from the Effective Date. Forms of permissible consideration to purchase the shares of restricted common stock on exercise of the Initial Option shall be cash, cashless exercise (also called net zero transaction), recourse promissory note and such other forms of consideration with which other executives have or are given the opportunity to purchase shares. In the event that the number of outstanding shares of the Company's common stock is changed by a stock dividend, recapitalization, stock split or similar change in the capital structure of the Company without consideration, then the number of shares subject to the Initial Option will be proportionately adjusted.

          5.4  Legal Expenses. The Company shall promptly reimburse the
               --------------
Employee for all reasonable legal expenses incurred by the Employee in connection with the preparation of this Agreement, up to a maximum of $500.

          5.5  Expenses. The Company will reimburse monthly the Employee for all
               --------
reasonable and necessary expenses incurred by the Employee in connection with the Company's business.

     6. Termination.
        -----------

          6.1  Events of Termination. The Employee's employment with the
               ---------------------
Company shall terminate upon any one of the following:

          (a) Thirty (30) days after the date of a written notice sent to the Employee stating the Company's determination made in good faith that it is terminating the Employee for "Cause" as defined under Section 6.2 below ("Termination for Cause"); or

          (b) Thirty (30) days after the date of a written notice sent to the Employee stating the Company's determination made in good faith that, due to a mental or physical incapacity, the Employee has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months ("Termination for Disability"); or

          (c)  Upon the Employee's death ("Termination Upon Death"); or

          (d) Upon the date of a written notice sent to the Company stating the Employee's determination made in good faith of "Constructive Termination" by the Company, as defined under Section 6.3 below ("Constructive Termination"); or

          (e) Thirty (30) days after the date of a notice sent to the Employee stating that the Company is terminating his employment, without Cause, which notice can only be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause"); or

          (f) The date of a notice sent to the Company from the Employee stating that the Employee is electing to terminate his employment with the Company ("Voluntary Termination").

          6.2  "Cause" Defined. For purposes of this Agreement, "Cause" for the
               ---------------
Employee's termination will exist at any time after the occurrence of one or more of the following events:

          (a) Any willful act or acts of dishonesty undertaken by the Employee intended to result in substantial gain or personal enrichment of the Employee at the expense of the Company; or

          (b) Any willful act of gross misconduct which is materially and demonstrably injurious to the Company. No act, or failure to act, by the Employee shall be considered "willful" if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law.

          6.3  "Constructive Termination" Defined. "Constructive Termination"
               ----------------------------------
shall mean:

          (a) A material reduction in the Employee's salary, bonuses, or benefits not agreed to by the Employee;

          (b) A material change in the Employee's responsibilities not agreed to by the Employee;

          (c) The Company's failure to comply in any material respect with any material term of this Agreement after thirty (30) days written notice of the Employee's claim of such failure; or

          (d) A requirement that the Employee relocate to an office that would increase the Employee's one-way commute distance by more than thirty (30) miles.

          6.4  "Termination Without Cause" shall mean:
               ---------------------------

          (a) Termination of the Employee's employment with the Company for any reason other than Cause; or

          (b) Termination of the Employee's employment with the Company for any reason following a Change in Control. "Change in Control" shall mean the occurrence of any of the following events: (i) a merger or consolidation involving the Company in which the shareholders of the Company immediately prior to such merger or consolidation own less than fifty percent (50%) of the voting power of the surviving corporation; (ii) the sale of all, or substantially all, of the assets of the Company; (iii) any "person" or "group" (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; or (iv) less than a majority of the Board of Directors are persons who were either nominated for election by the Board of Directors or were elected by the Board of Directors.


     7. Effect of Termination.
        ---------------------

          7.1  Termination for Cause or Voluntary Termination. In the event of
               ----------------------------------------------
any termination of the Employee's employment pursuant to Section 6.1(a) or
Section 6.1(f), the Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under
Section 5 through the date of termination. The Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

          7.2  Termination for Disability. In the event of termination of
               --------------------------
employment pursuant to Section 6.1(b):

          (a) The Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under
Section 5 through the date of termination;

          (b) For three (3) months after the termination of the Employee's employment, the Company shall pay the Employee: (i) his salary under Section
5.1 above at the Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period; (ii) healthcare premium for a period of three months;

          (c) The Employee shall receive other benefit payments as provided in the Company's standard benefit plans, and

          (d) The Employee shall become fully and immediately vested in the entire balance of his Initial Option under Section 5.3 above.

          7.3  Termination Upon Death. In the event of termination of employment
               ----------------------
pursuant to Section 6.1(c), all obligations of the Company and the Employee shall cease, except the Company shall immediately pay to the Employee (or to the Employee's estate) the compensation and benefits accrued and otherwise payable to the Employee under Section 5 through the date of termination, and the Employee shall become fully and immediately vested in the entire balance of his Initial Option under Section 5.3 above.

          7.4  Constructive Termination or Termination Without Cause. In the
               -----------------------------------------------------
event of any termination of this Agreement pursuant to Section 6.1(d) or Section 6.1(e):

          (a) The Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under
Section 5 through the date of termination;

          (b) For six (6) months after the termination of the Employee's employment, the Company shall pay the Employee: (i) his salary under Section 5.1 above at the Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period; (ii) healthcare premium for a period of three months.

          (c) If the termination occurs within the first (12) twelve months following the Effective Date, in addition to the option for 25,000 shares vested on the Effective Date, the Employee shall be vested in such number of shares of the Initial Option provided in Section 5.3 equal to the product of 125,000 multiplied by the result of dividing the number of months the Employee has provided services to the Company by twelve.

          (d) If the termination occurs for any reason after a Change in Control, then in addition to the foregoing benefits, the remainder of the Initial Option provided in Section 5.3 shall, as of the date of employment termination, be immediately vested in full and shall remain exercisable for the periods specified in Section 5.3; provided, that if the total amount of the benefits available to the Employee under this Section 7.4, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code (the "Code"), then the Employee will receive whichever provides him with the greater economic benefit: (i) the total amount of such benefits; or (ii) the largest amount that would result in no portion of such benefits being subject to the excise tax imposed by Section 4999 of the Code. The determination of which of the foregoing would provide the greatest economic benefit to the Employee shall be made by an independent accounting firm the fees for which determination shall be paid by the Company.

     8.   Nondisclosure. The Employee acknowledges that during the course of his
          -------------
employment by the Company, the Company will provide, and the Employee will acquire, knowledge of special and unique value with respect to the Company's business operations, including, by way of illustration, the Company's existing and contemplated product line, trade secrets, compilations, business and financial methods or practices, plans, hardware and software technology products, systems, programs, projects and know-how, pricing, cost of providing service and equipment, operating and maintenance costs, marketing and selling techniques and information, customer data, customer names and addresses, customer service requirements, supplier lists, and confidential information relating to the Company's policies, employees, and/or business strategy (all of such information herein referenced to as the "Confidential Information"). The Employee recognizes that the business of the Company is dependent upon Confidential Information and that the protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. The Employee agrees that, without prior written authorization of the Chief Executive Officer of the Company, the Employee will not, during his employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with the Employee's duties on behalf of the Company, or make any independent use of, except on behalf of the Company, any of the Company's Confidential Information, whether acquired by the Employee during his employment or not. The Employee further agrees that the Employee will not, at any time after his employment has ended, use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment of any nature. If the Employee is subpoenaed, or is otherwise required by law to testify concerning Confidential Information, the Employee agrees to notify the Company upon receipt of a subpoena, or upon belief that such testimony shall be required. This nondisclosure provision shall survive the termination of this Agreement for any reason. The Employee acknowledges that the Company would not employ the Employee but for his covenants and promises contained in this Section 8.

     9.   Return of Documents. The Employee agrees that if the Employee's
          -------------------
relationship with the Company is terminated (for whatever reason), the Employee shall not remove or take with the Employee, but will leave with the Company or return to Company, all Confidential Information, records, files, data, memoranda, reports, customer lists, customer information, product information, price lists, documents and other information, in whatever form (including on computer disk), and any and all copies thereof, or if such items are not on the premises of the Company, the Employee agrees to return such items immediately upon the Employee's termination or the request of the Company. The Employee acknowledges that all such items are and remain the property of the Company.

     10.  No Interference or Solicitation. The Employee agrees that during his
          -------------------------------
employment, and for a period of six (6) months following the termination of his employment (for whatever reason), that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder, employee, or agent of any such entity or business, will: (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company (this is not intended to preclude or prevent the Employee from performing normal personnel management functions); or (ii) employ any person who as of the date of this Agreement was, or after such date is or was, an employee of the Company. The Employee further agrees that during the period beginning with the commencement of the Employee's engagement with the Company and ending six (6) months after the termination of the Employee's employment with the Company (for whatever reason), he shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of the Company or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of the Company to terminate or otherwise diminish his, her or its relationship with the Company. This provision shall survive the termination of this Agreement for any reason.

     11.  Non-Competition. In consideration of the numerous mutual promises
          ---------------
contained in the Agreement between the Company and the Employee, including, without limitation, those involving Confidential Information, and in order to protect the Company's Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, the Employee agrees that during his employment and for an additional period of six (6) months immediately following the termination of his employment, whether voluntary or involuntary (the "Non-Competition Term"), not to, directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner, or in any individual or representative capacity whatsoever, without the prior written consent of the Company (which consent may be withheld in its sole discretion): (i) compete for or solicit business related to application service provider services for or on behalf of any person or business entity with a place of business in the United States or Canada; (ii) own, operate, participate in, undertake any employment with or have any interest in any entity with a place of business in the United States or Canada in the business of marketing and selling of application service provider services to persons or business entities, except owning publicly traded stock for investment purposes only in which the Employee owns less than 5%; (iii) compete for or solicit application service provider services business from any customer of the Company (or its successors by merger); or (iv) use in any competition, solicitation, or marketing effort any Confidential Information, any proprietary list, any information concerning customers of the Company.

     If, during any period within the Non-Competition Term, the Employee is not in compliance with the terms of this Section 11, the Company shall be entitled to, among other remedies, compliance by the Employee with the terms of this
Section 11 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term "Non-Competition Term" shall also include this additional period. The Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 11 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company.

     This non-competition provision shall survive the termination of the Employee's employment and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision. The Employee acknowledges that the Company would not employ him but for his covenants or promises contained in this Section 11.

     12.  Reformation of Section 11. The Company and the Employee agree and
          --------------------------
stipulate that the agreements and covenants not to compete contained in Section 11 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between the Employee and the Company; however, the Employee and the Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Section 11, the Company and the Employee agree that in the event a court should decline to enforce the provisions of
Section 11, that Section 11 shall be deemed to be modified or reformed to restrict the Employee's competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Section 11 be deemed to be more restrictive to the Employee than those contained herein.

     12.  Injunctive Relief. The Employee acknowledges and agrees that the
          -----------------
agreements and covenants contained in this Agreement are essential to protect the Confidential Information, business, and goodwill of the Company. The Employee further acknowledges that the breach of any of the agreements contained herein, including, without limitation, the confidentiality covenants specified in Section 8, the non-solicitation covenants specified in Section 10, and the non-competition covenants contained in Section 11, will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. The Employee further acknowledges and agrees that in the event of the termination of the Employee's employment with the Company, whether voluntary or involuntary, that the enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood. The Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.


     13.  Miscellaneous
          -------------

          13.1  Indemnification and Errors and Omissions Insurance. The
                --------------------------------------------------
Company agrees to indemnify and defend the Employee on terms no less favorable than any indemnification agreement the Company has at any time during the term of this Agreement with an executive or officer of the Company.

          13.2  Arbitration. The Employee and the Company shall submit to
                -----------
mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys' fees and expenses) of any such arbitration.

          13.3  Severability. If any provision of this Agreement shall be found
                ------------
by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

          13.4  No Waiver. The failure by either party at any time to require
                ---------
performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

          13.5  Assignment. This Agreement and all rights hereunder are
                ----------
personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

          13.6  Withholding. All sums payable to the Employee hereunder shall be
                -----------
reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

          13.7  Entire Agreement. This Agreement constitutes the entire and
                ----------------
only agreement between the parties relating to employment of the Employee with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

          13.8  Amendment. This Agreement may be amended, modified, superseded,
                ---------
cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

          13.9  Notices. All notices and other communications required or
                -------
permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

          If to the Company:

               XCEL MANAGEMENT, INC.
               Attn:  John P. Gorst
               1101 Broadway Plaza
               Tacoma, Washington 98402

          If to the Employee:
               William G. Hargin
               ______________________

               ______________________

          13.10 Binding Nature. This Agreement shall be binding upon, and
                --------------
inure to the benefit of, the successors and personal representatives of the respective parties hereto.

          13.11 Headings. The headings contained in this Agreement are for
                --------
reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

          13.12 Counterparts. This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

          13.13 Governing Law. This Agreement and the rights and obligations
                -------------
of the parties hereto shall be construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws.

          13.14 Attorneys' Fees. In the event of any claim, demand or suit
                ---------------
arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys' fees, including any such costs and fees upon appeal.

          IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.


"THE COMPANY"                           "EMPLOYEE"

XCEL MANAGEMENT, INC.

By: /s/ John P. Gorst                   /s/ William G. Hargin
    ----------------------              -------------------------

John P. Gorst                           William G. Hargin
Chief Executive Officer & Chairman

                                   EXHIBIT 1
                                      TO
                             EMPLOYMENT AGREEMENT

                              Additional Benefits
                              -------------------

Reference Section 5.1

Employee to receive an annual salary of $140,000, which will automatically increase at a rate of 15 percent per year.

Employee to receive one (1) month base signing bonus, payable immediately upon signing.

Employee to receive, if transition to President of Insynq, Inc. does not occur on or before October 1, 2000, an additional 50,000 Stock Options at an exercise price of $3.00 per share following the planned 2 for 1 stock split, vesting immediately.

Bonus goals:

     80% probability of earning at least $15,000 bonus per quarter 40% probability of earning at least $21,250 bonus per quarter 20% probability of earning at least $26,250 per quarter

Bonus Equation:

Employee to receive the larger amount produced by either of the following two Quarterly Bonus equations (i.e., to mitigate the risk associated with quarterly fluctuations):

       1. Quarterly Bonus =  1400 x Average Stock Price*, defined as the average of each trading day's High and Low stock price during the last month of the quarter
       2. Quarterly Bonus =  (Current Quarter Sales)/(Previous Quarter Sales)
                             X 13000,
                             with a minimum
                             (Current Quarter Sales)/(Previous Quarter Sales) ratio of 1.20 before this bonus is available

Bonuses are payable at the end of each fiscal quarter with a cap of $35,000 per quarter.

* Average Stock Price is based upon pre-split Stock Prices. If stock splits occur, the multiplier will double with each stock split.

Reference Section 5.2

Employee and Employee's family to receive subsidized Health, Life, Disability, and Dental insurance through the Company.

Employee to receive a life insurance premium reimbursement on policy up to $500,000 in value.

Employee to receive $600 per month auto allowance.

Employee to receive 10 days of non-holiday, paid flex time to accrue upon signing.

                                   EXHIBIT 2
                                      TO
                             EMPLOYMENT AGREEMENT

Position: Executive Vice President of Marketing

Reporting to: President

Responsibilities:
  1.  Executive Committee: The V.P. of Marketing will serve as a voting member
      -------------------
      of the company's Executive Committee, which will:
        a. consist of all V.P. and higher employees within the company,
        b. hold formal meetings from time to time,
        c. meet with an estimated frequency of once per quarter.
  2.  Annual Planning
      ---------------
        a. Marketing Plan: On the business day closest to October 15 each year
           --------------
           (or a mutually agreeable day in this timeframe, as will be the case for all dates in this exhibit), the V.P of Marketing will provide the President with a proposed Annual Marketing Plan for the following fiscal year, which begins in January. This Marketing Plan will be broken into Quarterly Goals, and will be discussed following the October proposal, with a goal of finalizing the Marketing Plan each year by the end of the first week in December.
        b. Annual Budget: On the business day closest to October 15 each year,
           -------------
           the V.P of Marketing will provide the President with a proposed Budget for the following fiscal year, which begins in January. This Budget will be broken into Quarterly Goals, and will be discussed following this proposal, with a goal of finalizing the Budget each year by the end of the first week in December. If a quarterly increase the budget is expected due to a change in plans, this (these) change(s) must be approved by the President.
        c. 2000 Annual Plan: The portions of the Marketing, Advertising, and
           ----------------
           Distribution plans set forth in the InsynQ Business Plan that have not yet been implemented by InsynQ will be revisited by the V.P. of Marketing. Recommended changes will be proposed and approved the President and CEO for the year 2000.
  3.  Marketing Expenditures: The V.P. of marketing has sign-off authority on
      ----------------------
      any marketing expenditures that fall within quarterly budgets outlined above.
  4.  Staffing:
      --------
        a. The V.P. of Marketing is responsible for outlining and proposing the staffing requirements within the Marketing Department. The October proposal will include a staffing section for the coming year; and staffing plans will be proposed to the President periodically, as necessary, throughout the year.

        b. Direct Reports: All personnel within the Marketing Department (not
           --------------
           including sales people) will report to the V.P. of Marketing. The V.P. of Marketing will be responsible for hiring, and/or terminating employees within the Marketing Department, as well as providing these employees with Quarterly Performance Appraisals.

  5.  The Four P's--Product, Price, Place, and Promotions:
      ---------------------------------------------------
        a. Product: The V.P. of Marketing is responsible--in cooperation with
           -------
           Engineering, R & D, Sales, the President, and the CEO--to assist in product development plans.
        b. Price: The V.P. of Marketing is responsible--in cooperation with
           -----
           Sales, the President, and the CEO--to plan and propose pricing strategies on products and services that the company is planning to offer.
        c. Place: The V.P. of Marketing will cooperate with the V.P of Sales--as
           -----
           well as the President, and the CEO--in developing Distribution and Representation strategies for the company's products and services.
        d. Promotions: The V.P. of Marketing is responsible to develop and
           ----------
           implement the company's promotional plan, which should include Response and Revenue metrics that will be reported to the Executive Committee at the first EC meeting of each quarter. (First report to be in Q1-2001.)
        e. Customer Relationship Management (CRM): The V.P. of Marketing will
           --------------------------------------
           cooperate with the V.P of Sales--as well as the President, and the CEO--in selecting and implementing a Customer Relationship Management system. Significant consideration will be given to improving the existing CRM implementation, although it is very likely that a replacement may be necessary as budget becomes available.

                                   EXHIBIT 3
                                      TO
                             EMPLOYMENT AGREEMENT

Additional benefits that will be received immediately following transition to President, if this option is exercised:

          Stock Option #2. On the Effective Date, the Employee shall be granted
          ---------------
a compensatory stock option for 100,000 shares of the Company's restricted Common Stock at an exercise price per share of $3.00 per share following the planned 2 for 1 split ("Option #2"). The provisions of Sections 5.3, 6 and 7 of the Employment Agreement will also apply to Option #2.